Exhibit 1.01
Conflict Minerals Report of Williams-Sonoma, Inc. in Accordance with Rule 13p-1 under the Securities and Exchange Act of 1934

Section 1. Introduction
This is the Conflict Minerals Report of Williams-Sonoma, Inc. (the “Company”) for calendar year 2025 in accordance with Rule 13p-1 (“Rule 13p-1” or the “Conflict Minerals Rule”) under the Securities and Exchange Act of 1934 (the “1934 Act”). The date of filing of this report is May 28, 2026.

This Report contains information regarding all of the Company’s merchandising strategies (Williams Sonoma, Pottery Barn, Pottery Barn Kids, Pottery Barn Teen, West Elm, Williams Sonoma Home, Rejuvenation, Mark and Graham, GreenRow, and Dormify). Please refer to Rule 13p-1, Form SD and the 1934 Act Release No. 34-67716 for definitions to the terms used in this Report, unless otherwise defined herein.

This report is available at http://ir.williams-sonomainc.com/sec-filings.

Section 2. Overview
As a retailer of consumer products, the Company is several levels removed from the mining of conflict minerals, does not make direct purchases of raw or unrefined minerals and makes no purchases in a Covered Country (as defined below).

The Company and its merchandising strategies are retailers of high-quality consumer products for the kitchen and home, including kitchen essentials, dinnerware, cookware, electrics, cutlery, furniture, bedding, bathroom accessories, lighting, decorative accessories, rugs, curtains, gifts, hardware, small leather goods, jewelry, and home décor. The Company’s merchandising strategies contract to manufacture some, although not all, of the products they sell. In 2025, the Company purchased merchandise from 91 suppliers of products containing tin, tungsten, tantalum or gold (“3TGs”).

3TGs are necessary to the functionality of certain lighting and decorative accessories products that the Company contracts to be manufactured (“In-Scope Products”).

Section 3. Conflict Minerals Policy
The Company is committed to corporate responsibility and sustainable practices as is evidenced by our various policies. The Company has established a policy indicating our ongoing efforts in responsible sourcing of Conflict Minerals by our suppliers. The policy is reviewed each year and sent to suppliers for a yearly acknowledgment.

Section 4. Reasonable Country of Origin Inquiry Information

As required by the Conflict Minerals Rule, the Company conducted a “reasonable country of origin inquiry” (“RCOI”). We designed our RCOI in good faith in an attempt to determine the origin of 3TGs that are necessary to the functionality or production of products that we contract to manufacture. Members of the Company’s Legal Department and Sustainable Development Department identified suppliers of the In-Scope Products that the Company contracted to have manufactured. These suppliers were generally suppliers of lighting products and decorative accessories. All identified suppliers of the In-Scope products, were contacted as part of our outreach efforts, and we received completed surveys from all 91 suppliers.

Based on our 2025 RCOI, these suppliers identified 332 smelters and refiners that may be in our supply chain, which the Company believes represent the majority of the relevant smelters and refiners. Of the 332 smelters, 207 or approximately 62% are validated as conformant with the Responsible Minerals Assurance Process. Based on our RCOI, for the smelters that were identified, the Company concluded that all but seven of these smelters and refiners sourced entirely from outside Democratic Republic of Congo or an adjoining country (“Covered Country”). The seven smelters identified are located in four Covered Countries (Democratic Republic of Congo, Rwanda, United Republic of Tanzania, and Uganda), but the suppliers were not able to determine whether the 3TGs that came from these smelters were in products supplied to us.

Section 5. Due Diligence Procedures Performed

The due diligence exercise performed by the Company conformed to an internationally recognized due diligence framework developed by the Organization for Economic Cooperation and Development as part of its “Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas” (collectively, the “OECD Guidance”).

In accordance with the OECD Guidance, the Company’s due diligence exercise included: 1) review of the previously-adopted Conflict Minerals Policy, which was then sent to relevant suppliers of the Company’s products; 2) review and assessment of risk in our Company’s supply chain; and 3) review of the strategy to identify and respond to risks in the supply chain. There were no significant changes to the due diligence process since December 31, 2024, the end of the period covered in the Company’s most recent prior Conflict Minerals Report.

Use of RBA Conflict Minerals Reporting Template
In performing our due diligence for 2025, the Company continued to use the Responsible Business Alliance, formerly the Electronic Industry Citizenship Coalition, and Global e-Sustainability Initiative’s (“RBA-GsSI”) Conflict Minerals Reporting Template (“CMRT”). The Company contacted each supplier and requested that it complete the RBA-GsSI CMRT.

Responses from Suppliers
Upon completion of the reports, the Company then reviewed the responses for plausibility, consistency and gaps as identified in its procedures. It followed up by email or phone with suppliers that submitted a response that triggered specified quality control flags, for example, incomplete responses, failure to acknowledge the conflict minerals policy or listing a smelter in a Covered Country.

The Company requested that each supplier identify whether 3TGs are used in items produced for the Company, whether the minerals were recycled or scrap, and if not recycled or scrap, all the smelters in the supplier’s supply chain, including the name and country of the smelter, and whether those smelters had been validated as conflict-free in accordance with the CFSI program. The Company performed a good-faith review of the responses received from suppliers and performed an assessment of the data and requested additional information from suppliers as appropriate. All suppliers were asked to review the Conflict Minerals Policy and to sign a form acknowledging the policy.

The Company continued due diligence measures undertaken in 2024 for this 2025 reporting period, including:
•Internal Management Team. The Company continued to have a cross-functional Conflict Minerals compliance team to oversee the diligence process, which consisted of key personnel in the following departments: Global Operations, Sustainable Development, Legal and Accounting.
•External Resources. The Company also used specialist outside counsel to assist with RCOI and due diligence.
•Data Collection and Retention. The Company used a software platform for its collection of information from suppliers regarding their use of 3TGs. The Company continued and continues to maintain these records on the software platform.

•Reports to Senior Management. Members of the cross-functional Conflict Minerals compliance team periodically reported to the Company’s General Counsel and Chief Financial Officer on various aspects of the Company’s conflict minerals compliance program, including mitigation efforts, progress and effectiveness of the Conflict Minerals Policy.
•Risk Management Plan. The Company continued to undertake risk mitigation efforts as deemed to be appropriate based on the findings of our supply chain risk assessment. We determined our risk mitigation efforts on a case-by-case basis, considering the particular facts and circumstances and risks identified.

Section 6. Product Information
3TGs are necessary to the functionality of certain lighting and decorative accessories products that the Company contracts to be manufactured. The In-Scope Products are lighting and decorative accessories, including some seasonal merchandise, bath hardware, jewelry, small appliances, handheld electrics, and tabletop items.

Section 7. Future Efforts to Mitigate Risk
The Company intends to continuously improve upon its due diligence efforts related to 3TGs. The Company will continue to:
•Use revised and updated versions of the CMRT for its survey tools;
•Monitor and encourage the continued development and progress of traceability measures for suppliers; and
•Engage with suppliers to provide responses or complete responses in 2026.

Section 8. Forward Looking Statements
This document contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or are proven incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. You can identify some of the forward-looking statements by the use of forward-looking words, such as “intend” or the use of future tense. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions. Examples of forward-looking statements include, but are not limited to, statements concerning the additional steps that the Company intends to take to mitigate risk with respect to 3TGs used in our products and that smelters in more than one Covered Country were used by one or more of our suppliers, although we do not know whether 3TGs from any smelter identified were used in the products the suppliers provided to us.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: (1) the continued implementation of satisfactory traceability and other compliance measures by the Company’s direct and indirect suppliers, on a timely basis or at all, (2) whether suppliers and other market participants responsibly source 3TGs, and (3) political and regulatory developments, whether in the region surrounding the Democratic Republic of Congo, the United States, or elsewhere. You are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of filing of this document. All forward-looking statements in this Report are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.
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